Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-173967 on Form N-1A of our report dated September 1, 2011, relating to the statement of assets and liabilities of FlexSharesTM iBoxx 3-Year Target Duration TIPS Index Fund, a series of FlexShares Trust, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm”, also appearing in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 1, 2011